EXHIBIT 99.4

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2019

Independent Auditor’s Report

To the Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Report on the Financial Statements

We have audited the accompanying financial statements of PennantPark Senior Secured Loan Fund I LLC (the Company), which comprise the consolidated statements of assets, liabilities, and members’ equity, including the consolidated schedules of investments, as of September 30, 2019 and 2018, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years ended September 30, 2019 and 2018, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PennantPark Senior Secured Loan Fund I LLC as of September 30, 2019 and 2018, and the results of its operations, and its cash flows for the years ended September 30, 2019 and 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

New York, New York

November 20, 2019

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Assets, Liabilities and Members’ Equity

	September 30, 2019	September 30, 2018
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$494,413,190 and $425,336,210, respectively)	$488,549,847	$425,420,881
Cash and cash equivalents (cost—$15,322,531 and $13,520,127, respectively)	15,294,881	13,520,760
Interest receivable	1,855,545	1,670,053
Prepaid expenses and other assets	996,333	2,784,477
Total assets	506,696,606	443,396,171
Liabilities
Credit facility payable	308,724,305	275,285,900
Notes payable to members	139,650,000	115,500,000
Interest payable on credit facility	1,152,544	1,065,306
Interest payable on notes to members	39,197	99,966
Accrued other expenses	22,754	247,595
Total liabilities	449,588,800	392,198,767
Members’ equity
Paid-in capital	59,850,000	49,500,000
Undistributed net investment income	1,121,794	587,902
Accumulated net realized (loss) gain on investments	(672,934)	212,135
Net unrealized (depreciation) appreciation on investments	(5,890,995)	85,304
Net unrealized depreciation on credit facility foreign currency translations	2,699,941	812,063
Total members’ equity	57,107,806	51,197,404
Total liabilities and members’ equity	$506,696,606	$443,396,171

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Operations

	Year Ended September 30, 2019	Year Ended September 30, 2018
Investment income:
From non-controlled, non-affiliated investments
Interest	$39,288,981	$17,744,486
Other income	785,111	280,080
Total investment income	40,074,092	18,024,566
Expenses:
Interest and other credit facility expenses	16,487,783	7,654,035
Interest expense on notes to members	14,247,817	6,060,468
Administrative services expenses	1,150,000	650,000
Other general and administrative expenses	454,600	692,736
Total expenses	32,340,200	15,057,239
Net investment income	7,733,892	2,967,327
Realized and unrealized (loss) gain on investments and credit facility foreign currency translations:
Net realized (loss) gain on investments	(885,069)	111,215
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(5,976,299)	(364,201)
Credit facility foreign currency translations depreciation	1,887,878	882,899
Net change in unrealized (depreciation) appreciation on investments and credit facility foreign currency translations	(4,088,421)	518,698
Net realized and change in unrealized (loss) gain from investments and credit facility foreign currency translations	(4,973,490)	629,913
Net increase in members’ equity resulting from operations	$2,760,402	$3,597,240

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Changes in Members’ Equity

	Year Ended September 30, 2019	Year Ended September 30, 2018
Net increase in members’ equity from operations:
Net investment income	$7,733,892	$2,967,327
Net realized (loss) gain on investments	(885,069)	111,215
Net change in unrealized depreciation on investments	(5,976,299)	(364,201)
Net change in unrealized depreciation on credit facility foreign currency translations	1,887,878	882,899
Net increase in members’ equity from operations	2,760,402	3,597,240
Capital contributions	10,350,000	34,757,143
Distributions	(7,200,000)	(2,500,000)
Net increase in members’ equity	5,910,402	35,854,383
Members’ equity
Beginning of period	51,197,404	15,343,021
End of period	$57,107,806	$51,197,404

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Statements of Cash Flows

	Year Ended September 30, 2019	Year Ended September 30, 2018
Cash flows from operating activities:
Net increase in members’ equity resulting from operations	$2,760,402	$3,597,240
Adjustments to reconcile net increase in members’ equity resulting from operations to net cash used in operating activities:
Net change in unrealized depreciation on investments and cash equivalents	5,976,299	364,201
Net change in unrealized depreciation on credit facility foreign currency translations	(1,887,878)	(882,899)
Net realized loss (gain) on investments and cash equivalents	885,069	(111,215)
Net accretion of discount and amortization of premium	(812,111)	(330,278)
Purchases of investments	(228,607,947)	(371,330,515)
Payment-in-kind interest	(438,106)	—
Proceeds from disposition of investments	159,930,292	45,763,521
Increase in interest receivable	(185,492)	(1,337,073)
Decrease (Increase) in prepaid expenses and other assets	1,788,144	(1,653,448)
(Decrease) in payables for investments purchased	—	(27,095,850)
Increase in interest payable on credit facility	87,238	967,775
(Decrease) Increase in interest payable on notes to members	(60,769)	87,859
(Decrease) Increase in accrued expenses	(224,843)	150,403
Net cash used in operating activities	(60,789,702)	(351,810,279)
Cash flows from financing activities:
Members’ capital contributions	10,350,000	34,757,143
Distributions to members	(7,200,000)	(2,500,000)
Notes issued to members	24,150,000	81,100,000
Borrowings under credit facility	117,526,283	303,274,463
Repayments under credit facility	(82,200,000)	(53,889,549)
Net cash provided by financing activities	62,626,283	362,742,057
Net increase in cash and cash equivalents	1,836,581	10,931,778
Effect of exchange rate changes on cash	(62,460)	217,719
Cash and cash equivalents, beginning of period	13,520,760	2,371,263
Cash and cash equivalents, end of period	$15,294,881	$13,520,760
Supplemental disclosure of cash flow information:
Interest paid on credit facility	$14,692,546	$5,619,860
Interest paid on notes to members	$14,308,586	$5,972,609
Non-cash transaction	$15,438,011	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2019

Maturity	Current Coupon	Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity

First Lien Secured Debt - 830.5%
Aerospace and Defense
Cadence Aerospace, LLC	11/14/2023	8.54%		11,735,208	$11,644,440	$11,680,054	20.5%
Centauri Group Holdings, LLC	02/12/2024	7.36%		10,422,726	10,413,416	10,396,669	18.2
IMIA Holdings, Inc.	10/28/2024	6.60%		12,406,250	12,351,255	12,344,219	21.6
Whitney, Bradley & Brown, Inc.	10/18/2022	9.55%		5,466,024	5,389,938	5,466,024	9.6
Banking, Finance, Insurance and Real Estate
Findex Group Limited (1)	05/31/2024	6.26%	A$	10,000,000	7,376,173	6,542,165	11.5
Beverage, Food and Tobacco							0.0
Cardenas Markets LLC	11/29/2023	7.79%		7,348,866	7,311,507	7,128,400	12.5
Country Fresh Holdings, LLC - First Out	05/01/2023	7.10%		182,403	179,170	182,403	0.3
Country Fresh Holdings, LLC - Funded Revolver	05/01/2023	7.10%		126,031	126,031	126,031	0.2
Country Fresh Holdings, LLC - Unfunded Revolver	05/01/2023			324,080	—	—	0.0
Good Source Solutions, Inc.	06/29/2023	6.37%		14,357,813	14,241,579	14,135,267	24.8
Olde Thompson, LLC	05/14/2024	6.54%		11,876,667	11,757,900	11,876,667	20.8
Pestell Minerals and Ingredients Inc.	06/01/2023	7.57%		9,925,000	9,840,202	9,825,750	17.2
Pestell Minerals and Ingredients Inc. (CAD)	06/01/2023	7.23%	C$	3,242,655	2,412,626	2,424,644	4.2
Snak Club, LLC	07/19/2021	8.10%		4,687,495	4,687,495	4,359,370	7.6
Beverages
Good2Grow LLC	11/18/2024	6.35%		11,752,655	11,649,126	11,576,366	20.3
Business Services
Challenger Performance Optimization, Inc.	08/31/2023	7.87%		10,127,447	10,040,432	9,874,261	17.3
Output Services Group, Inc.	03/27/2024	6.54%		7,883,419	7,909,754	6,779,740	11.9
TVC Enterprises, LLC	01/18/2024	7.55%		9,974,874	9,974,874	9,974,874	17.5
Capital Equipment
LAV Gear Holdings, Inc.	10/31/2024	7.60%		9,925,000	9,837,686	9,916,068	17.4
Mission Critical Electronics, Inc.	09/28/2022	7.10%		6,009,982	5,977,867	6,009,982	10.5
Sonny's Enterprises, LLC	12/01/2022	6.35%		15,224,842	15,227,900	15,224,842	26.7
UBEO, LLC	04/03/2024	6.78%		22,248,673	22,045,879	22,026,186	38.6
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	10/19/2022	7.85%		12,312,500	12,157,345	12,189,375	21.3
Douglas Sewer Intermediate, LLC	10/19/2022	7.85%		8,166,594	8,116,022	8,084,928	14.2
K2 Pure Solutions NoCal, L.P.	12/20/2023	7.30%		19,850,000	19,586,294	19,609,815	34.3
Plant Health Intermediate, Inc.	10/19/2022	8.00%		1,758,406	1,736,386	1,740,822	3.0
Consumer Goods: Durable
GSM Holdings, Inc.	06/03/2024	6.60%		19,669,098	19,524,460	19,472,406	34.1
Consumer Goods: Non-Durable
Deva Holdings, Inc.	10/31/2023	7.54%		19,748,744	19,748,744	19,748,744	34.6
Manna Pro Products, LLC	12/08/2023	8.05%		6,877,500	6,797,207	6,688,369	11.7
New Milani Group LLC	06/06/2024	6.35%		14,812,500	14,691,710	14,664,375	25.7
Diversified Consumer Services
Integrative Nutrition, LLC	09/29/2023	6.85%		9,974,874	9,974,874	9,974,874	17.5
TWS Acquisition Corporation	06/16/2025	8.28%		7,075,000	6,937,888	6,933,500	12.1
Teneo Holdings LLC	07/18/2025	7.29%		5,000,000	4,804,110	4,762,500	8.3
Healthcare and Pharmaceuticals
Long's Drugs Incorporated	08/19/2022	7.10%		17,820,000	17,688,160	17,641,800	30.9
Smile Brands Inc.	10/14/2024	6.66%		11,289,688	11,189,470	11,176,791	19.6
Urology Management Associates, LLC	08/30/2024	7.04%		11,572,122	11,388,612	11,572,122	20.3

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2019

Maturity	Current Coupon	Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity

High Tech Industries
Altamira Technologies, LLC	07/24/2025	8.28%		5,000,000	$4,927,149	$5,000,000	8.8%
By Light Professional IT Services, LLC	05/16/2022	8.52%		13,772,261	13,531,751	13,772,261	24.1
GCOM Software LLC	11/14/2022	8.37%		17,384,864	17,263,748	17,384,864	30.4
Leap Legal Software Pty Ltd	09/12/2022	6.80%	A$	14,755,747	10,483,859	9,952,014	17.4
Leisure Products
PlayPower, Inc.	05/08/2026	7.60%		4,189,500	4,148,451	4,184,263	7.3
Media: Broadcasting and Subscription
The Infosoft Group, LLC	09/16/2024	7.43%		8,823,392	8,790,069	8,735,157	15.3
Media: Diversified and Production
Marketplace Events LLC	01/27/2023	7.20%	C$	5,760,254	4,461,926	4,350,645	7.6
Retail
LSF9 Atlantis Holdings, LLC	05/01/2023	8.04%		7,078,125	7,118,977	6,575,083	11.5
Transportation: Consumer
American Auto Auction Group, LLC	01/02/2024	6.85%		7,749,274	7,674,216	7,671,781	13.4
Wholesale
Impact Group, LLC	06/27/2023	8.60%		9,390,185	9,296,753	9,296,283	16.3
Infrastructure Supply Operations Pty Ltd.(1)	12/12/2023	5.80%	A$	15,000,000	10,973,919	9,717,138	17.0
PH Beauty Holdings III, Inc.	09/29/2025	7.04%		9,892,519	9,804,058	9,397,893	16.5
Walker Edison Furniture Company LLC	09/26/2024	8.83%		16,001,734	15,724,459	16,121,748	28.2
Total First Lien Secured Debt					478,935,870	474,289,533	830.5
Second Lien Secured Debt - 14.8%
Beverage, Food and Tobacco
Country Fresh Holdings, LLC	04/29/2024	10.60% (PIK 10.60%)		870,886	870,886	870,886	1.5
Business Services
DBI Holding, LLC - Term Loan C	03/26/2021	8.00% (PIK 8.00%)		15,206	15,206	15,206	0.0
DBI Holding, LLC - Term Loan B	02/02/2026	8.00% (PIK 8.00%)		7,607,291	7,607,291	7,569,254	13.3
Total Second Lien Secured Debt					8,493,383	8,455,346	14.8
Preferred Equity - 8.2%
Business Services
DBI Holding, LLC - Series A-1		13.00% (PIK 13.00%)		5,034	5,034,310	4,680,039	8.2
Total Preferred Equity					5,034,310	4,680,039	8.2
Common Equity - 2.0%
Beverage, Food and Tobacco
Country Fresh Holding Company Inc.				1,317	1,713,106	1,124,929	2.0
Business Services
DBI Holding, LLC - Series B				1,065,021	236,521	0	0.0
Total Common Equity					1,949,627	1,124,929	2.0
Total Investments - 855.5%					494,413,190	488,549,847	855.5
Cash and Cash Equivalents—26.8%					15,322,531	15,294,881	26.8
Total Investments and Cash Equivalents—882.3%					$509,735,721	503,844,728	882.3
Liabilities in Excess of Other Assets—(782.3)%						(446,736,922)	(782.3)
Members’ Equity—100.0%						$57,107,806	100.0%

(1) Non-U.S. domiciled company (Australia).

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2018

	Maturity	Current Coupon		Par	Cost	Fair Value	Fair Value as a Percentage of Members’ Equity
Debt Securities—830.9%
Aerospace and Defense
API Technologies Corp.	04/22/2024	8.25%		19,950,000	$19,710,688	$19,750,500	38.6%
Cadence Aerospace, LLC	11/14/2023	8.83%		11,854,375	11,745,013	11,875,641	23.2
Whitney, Bradley & Brown, Inc.	10/18/2022	11.25%		4,950,000	4,866,299	4,950,000	9.7
Xebec Global Holdings, LLC	02/12/2024	7.84%		6,749,730	6,721,428	6,665,359	13.0
Banking, Finance, Insurance and Real Estate
Findex Group Limited (1)	05/31/2024	7.23%	A$	10,000,000	7,348,975	7,018,455	13.7
Beverage, Food and Tobacco
Cardenas Markets LLC	11/29/2023	7.99%		7,424,433	7,381,442	7,424,433	14.5
Country Fresh Holdings, LLC	03/31/2023	7.39%		4,348,465	4,348,465	4,218,011	8.2
Good Source Solutions, Inc.	06/29/2023	8.39%		14,871,563	14,724,626	14,670,097	28.7
Olde Thompson, LLC	05/14/2024	6.66%		13,965,000	13,825,350	13,965,000	27.3
Snak Club, LLC	07/19/2021	8.10%		4,687,495	4,687,495	4,054,683	7.9
Business Services
Challenger Performance Optimization, Inc.	08/31/2023	7.85%		10,387,126	10,284,272	10,283,255	20.1
DBI Holdings, LLC	08/02/2021	7.51%		12,437,500	12,334,446	12,437,500	24.3
Output Services Group, Inc.	03/27/2024	6.49%		7,983,419	8,015,803	8,023,336	15.7
Capital Equipment
Mission Critical Electronics, Inc.	09/28/2022	7.20%		4,005,973	3,986,058	3,996,350	7.8
Sonny’s Enterprises, LLC	12/01/2022	6.49%		15,379,790	15,382,892	15,379,790	30.0
UBEO, LLC	04/03/2024	6.60%		12,468,750	12,352,721	12,468,750	24.4
US Dominion, Inc.	07/15/2024	9.14%		3,990,000	3,921,923	3,990,000	7.8
Chemicals, Plastics and Rubber
Douglas Products and Packaging Company LLC	03/29/2022	8.14%		12,437,500	12,243,681	12,313,125	24.1
Construction and Building
Anvil International, LLC	08/01/2024	6.70%		5,944,975	5,900,529	5,985,876	11.7
Consumer Goods: Durable
Driven Performance Brands, Inc.	09/30/2022	6.86%		4,750,000	4,712,239	4,750,000	9.3
GSM Holdings, Inc.	06/03/2024	6.87%		15,461,250	15,313,430	15,383,940	30.0
Maytex Mills, Inc.	12/27/2023	6.71%		8,761,452	8,721,691	8,783,355	17.1
VIP Cinema Holdings, Inc.	03/01/2023	8.25%		4,625,000	4,678,730	4,636,563	9.1
Consumer Goods: Non-Durable
Beauty Industry Group Opco, LLC	04/06/2023	7.00%		21,259,078	21,057,494	21,152,781	41.3
Deva Holdings, Inc.	10/31/2023	7.74%		19,949,749	19,949,749	19,949,749	39.0
Manna Pro Products, LLC	12/08/2023	8.15%		6,947,500	6,853,205	6,894,684	13.5
Morphe, LLC	02/10/2023	8.40%		17,355,538	17,229,100	17,268,760	33.7
New Milani Group LLC	06/06/2024	6.37%		15,000,000	14,856,552	14,925,000	29.1
Healthcare and Pharmaceuticals
Alvogen Pharma US, Inc.	04/04/2022	6.99%		5,424,261	5,370,876	5,464,943	10.7
Long’s Drugs Incorporated	08/19/2022	7.12%		18,000,000	17,831,930	17,820,000	34.8
Urology Management Associates, LLC	08/30/2024	7.24%		8,500,000	8,352,305	8,351,250	16.3
High Tech Industries
By Light Professional IT Services, LLC	05/16/2022	9.57%		10,761,235	10,538,732	10,761,235	21.0
GCOM Software LLC	11/14/2022	9.67%		14,666,667	14,597,068	14,666,667	28.6
McAfee, LLC	09/30/2024	6.74%		7,425,000	7,359,161	7,482,024	14.6
Media: Advertising, Printing and Publishing
Digital Room Holdings, Inc.	12/29/2023	7.25%		9,925,000	9,832,647	9,813,344	19.2
Media: Broadcasting and Subscription
The Infosoft Group, LLC	12/02/2021	7.58%		10,516,049	10,459,746	10,410,888	20.3
Media: Diversified and Production
Marketplace Events LLC	01/27/2021	7.08%	C$	5,820,254	4,486,587	4,502,752	8.8
Retail
LSF9 Atlantis Holdings, LLC	05/01/2023	8.12%		7,265,625	7,319,871	7,002,246	13.7
Transportation: Cargo
ENC Holding Corporation	05/30/2025	6.64%		10,345,500	10,320,383	10,319,636	20.1
Transportation: Consumer
American Auto Auction Group, LLC	11/30/2021	7.34%		4,949,622	4,910,720	4,875,378	9.5
Wholesale
Impact Group, LLC	06/27/2023	8.64%		9,975,000	9,860,343	9,925,125	19.4
Infrastructure Supply Operations Pty Ltd. (1)	12/12/2023	6.64%	A$	15,000,000	10,941,545	10,810,400	21.1
Total Debt Securities					425,336,210	425,420,881	830.9
Cash and Cash Equivalents—26.4%					13,520,127	13,520,760	26.4
Total Investments and Cash Equivalents—857.3%					$438,856,337	438,941,641	857.3
Liabilities in Excess of Other Assets—(757.3)%						(387,744,237)	(757.3)
Members’ Equity—100.0%						$51,197,404	100.0%

(1) Non-U.S. domiciled company (Australia).

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

1. ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC, or PSSL, is organized as a Delaware limited liability company and commenced operations in May 2017. In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its subsidiary. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd., or PFLT, and a subsidiary of Kemper Corporation (NYSE: KMPR), Trinity Universal Insurance Company, or Kemper.

Our investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or Floating Rate Loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating Rate Loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as London Interbank Offered Rate, or LIBOR, with or without a floor, plus a fixed spread.

PFLT and Kemper, as members of PSSL, or the Members, provide capital to PSSL in the form of notes and equity interests. As of September 30, 2019 and 2018, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, or the Administrative Agent. The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each member.

PSSL had entered into a multi-currency senior secured revolving credit facility, or the Credit Facility, with Capital One, N.A. through its wholly-owned subsidiary PennantPark Senior Secured Loan Facility LLC, or PSSL Subsidiary. The $420 million Credit Facility has a maturity date of May 2, 2023 and is priced at 2.25% over LIBOR.

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles, or GAAP, and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended, or ASC, serves as a source of accounting literature. Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements are issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Members to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Members, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

Our significant accounting policies consistently applied are as follows:

(a) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate or revise our valuation. Due to the inherent

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uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)

Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)	Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)

Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)

Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)

Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(b) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade-date basis. We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments and Credit Facility during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK, interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount, or OID, market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon

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the Members’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Members’ judgment, are likely to remain current. There were no loans on non-accrual status as of September 30, 2019.

(c) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the board of directors is required to determine whether a tax position of the partnership is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the partnership recording a tax liability that would reduce members’ capital.

For the year ended September 30, 2019, the board of directors has determined that there are no material uncertain income tax positions.  However, the board of directors’ conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations and interpretations thereof.

(d) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.	Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

2.	Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although net assets and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments and liabilities.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(e) Consolidation

As permitted under Regulation S-X and as explained by ASC 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(f) Recent Accounting Pronouncements

In May 2014, the FASB issued guidance to establish a comprehensive and converged standard on revenue recognition to enable financial statement users to better understand and consistently analyze an entity’s revenue across industries, transactions, and geographies. An amended guidance defers the effective date of the new guidance to interim reporting periods within annual reporting periods beginning after December 15, 2017. The Company has evaluated this guidance and determined it did not have a material impact on its financial statements.

In August 2018, the FASB issued ASU 2018-13, which changed the fair value measurement disclosure requirements of ASC 820. The key provisions include new, eliminated and modified disclosure requirements. The new guidance is effective for fiscal years beginning after December 15, 2019, including interim periods therein. Early application is permitted. The Company is currently

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evaluating the impact the adoption of this new accounting standard will have on its consolidated financial statements, but the impact of the adoption is not expected to be material.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

For the years ended September 30, 2019 and 2018, PSSL purchased $89.6 million and $108.0 million, respectively, in investments from PFLT. Additionally, for the years ended September 30, 2019 and 2018, PSSL incurred $1.2 million and $0.7 million in administrative services to the Administrative Agent. The Administrative Agent provides administration services to PSSL. PSSL incurred $14.2 million and $6.1 million, respectively, in interest expense related to the notes outstanding with both PFLT and Kemper for the years ended September 30, 2019 and 2018.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1:	Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2:

Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3:	Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in or out of the Level 3 category as of the end of the quarter in which the reclassifications occur. Our ability to observe valuation inputs resulted in no reclassifications during the years ended September 30, 2019 and 2018.

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In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market approach valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

The remainder of our portfolio is valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

Asset Category	Fair value at September 30, 2019	Valuation Technique	Unobservable Input	Range of Input (Weighted Average)
First lien	$134,655,876	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	339,633,657	Market Comparable	Market Yield	6.2% – 12.8% (7.5%)
Second Lien	8,455,346	Market Comparable	Market Yield	10.1% – 14.2% (10.1%)
Equity	5,804,968	Enterprise Market Value	EBITDA Multiple	10.90%
Total Level 3 investments	$488,549,847

Asset Category	Fair value at September 30, 2018	Valuation Technique	Unobservable Input	Range of Input (Weighted Average)
First lien	$140,708,265	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	284,712,616	Market Comparable	Market Yield	6.6% – 16.5% (8.8%)
Total Level 3 investments	$425,420,881

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Our investments, cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

	Fair Value at September 30, 2019
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$474,289,533	$—	$—	$474,289,533
Second Lien	8,455,346	—	—	8,455,346
Equity	5,804,968	—	—	5,804,968
Total investments	488,549,847	—	—	488,549,847
Cash and cash equivalents	15,294,881	15,294,881	—	—
Total investments, cash and cash equivalents	$503,844,728	$15,294,881	$—	$488,549,847

	Fair Value at September 30, 2018
Description	Fair Value	Level 1	Level 2	Level 3
First lien	$425,420,881	$—	$—	$425,420,881
Total investments	425,420,881	—	—	425,420,881
Cash and cash equivalents	13,520,760	13,520,760	—	—
Total investments, cash and cash equivalents	$438,941,641	$13,520,760	$—	$425,420,881

The tables below show a reconciliation of the beginning and ending balances for fair valued investments measured using significant unobservable inputs (Level 3):

	For the Year Ended September 30, 2019
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$425,420,881	$—	$425,420,881
Net realized losses	(850,892)	—	(850,892)
Net unrealized depreciation	(4,769,047)	(1,178,969)	(5,948,016)
Purchases, net discount accretion and non-cash exchanges	222,874,229	6,983,937	229,858,166
Sales, repayments and non-cash exchanges	(159,930,292)	—	(159,930,292)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$482,744,879	$5,804,968	$488,549,847
Net change in unrealized depreciation reported within the net change in unrealized (depreciation) appreciation on investments in our Consolidated Statements of Operations attributable to our Level 3 assets still held at the reporting date	$(4,111,071)	$(1,178,969)	$(5,290,040)

	For the Year Ended September 30, 2018
Description	Debt Investments	Equity Investments	Total
Beginning Balance	$99,994,314	$—	$99,994,314
Net realized losses	(105,965)	—	(105,965)
Net unrealized depreciation	(364,740)	—	(364,740)
Purchases, net discount accretion and non-cash exchanges	371,660,793	—	371,660,793
Sales, repayments and non-cash exchanges	(45,763,521)	—	(45,763,521)
Transfers into and/or out of Level 3	—	—	—
Ending Balance	$425,420,881	$—	$425,420,881
Net change in unrealized depreciation reported within the net change in unrealized (depreciation) appreciation on investments in our Consolidated Statements of Operations attributable to our Level 3 assets still held at the reporting date	$(35,124)	$—	$(35,124)

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As of September 30, 2019, we had outstanding non-U.S. dollar borrowings on our Credit Facility. Net change in fair value from foreign currency translation on outstanding borrowings is listed below:

Foreign Currency		Amount Borrowed	Borrowing Cost	Current Value	Reset Date	Change in Fair Value
Australian Dollar	A	$39,700,000	$29,287,152	$26,775,665	November 30, 2019	$(2,511,487)
Canadian Dollar	C	$9,200,000	7,137,094	6,948,640	November 30, 2019	(188,454)
			$36,424,246	$33,724,305		$(2,699,941)

As of September 30, 2018, we had outstanding non-U.S. dollar borrowings on our Credit Facility. Net change in fair value from foreign currency translation on outstanding borrowings is listed below:

Foreign Currency		Amount Borrowed	Borrowing Cost	Current Value	Reset Date	Change in Fair Value
Australian Dollar	A	$24,800,000	$18,683,643	$17,944,090	November 30, 2018	$(739,553)
Canadian Dollar	C	$6,000,000	4,714,320	4,641,810	November 30, 2018	(72,510)
			$23,397,963	$22,585,900		$(812,063)

5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash in money market funds pending investment in longer-term portfolio holdings. Our portfolio may consist of temporary investments in U.S. Treasury Bills (of varying maturities), repurchase agreements, money market funds or repurchase agreement-like treasury securities. These temporary investments with original maturities of 90 days or less are deemed cash equivalents and are included in the Consolidated Schedule of Investments. U.S. Treasury Bills with maturities greater than 60 days from the time of purchase are valued consistent with our valuation policy. As of September 30, 2019 and 2018, cash and cash equivalents consisted of money market funds in the amounts of $15.3 million and $13.5 million at fair value, respectively.

6. MEMBERS’ CAPITAL

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt and equity interests. The first lien secured debt was previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. As of September 30, 2019 and 2018, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests.

As of September 30, 2019 and 2018, PFLT had commitments to fund notes to PSSL of $128.6 million, respectively, of which $6.4 million and $27.6 million, respectively, were unfunded. As of the same dates, PFLT had commitments to fund equity interests to PSSL of $55.1 million, respectively, of which $2.8 million and $11.8 million were unfunded, respectively.

As of September 30, 2019 and 2018, Kemper had commitments to fund notes to PSSL of $18.4 million, respectively, of which $0.9 million and $3.9 million, respectively, were unfunded. As of the same dates, Kemper had commitments to fund equity interests to PSSL of $7.9 million, respectively, of which $0.4 million and $1.7 million were unfunded, respectively.

7. RISKS AND UNCERTAINTIES

Investments in first lien secured loans of privately held companies

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

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PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had PSSL not leveraged. Similarly, any decrease in PSSL’s income would cause net income to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and will typically be secured by PSSL’s securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Concentration of Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

8. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

9. CREDIT FACILITY

As of September 30, 2019, PSSL had a $420.0 million multi-currency Credit Facility with Capital One, N.A. as the lender and administrative agent. As of September 30, 2019 and 2018, we had $308.7 million and $275.3 million, respectively, in outstanding borrowings under the Credit Facility.  The Credit Facility had a weighted average interest rate of 4.21% and 4.33%, excluding the undrawn commitment fees as of September 30, 2019 and 2018, respectively. The Credit Facility is a five-year revolving facility with a stated maturity date of May 2, 2023 and pricing set at 2.25% over LIBOR. The Credit Facility is secured by substantially all of the assets held by us. The carrying value of our Credit Facility approximates fair value. The Credit Facility contains customary financial and other covenants. As of September 30, 2019 we are in compliance with the covenants of our Credit Facility.

10. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, November 20, 2019.